Exhibit 10.40

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is made as of June 30, 2020, by and between ARE-SEATTLE NO. 17, LLC, a Delaware limited liability company (“Landlord”), and KINETA, INC., a Washington corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are now parties to that certain Lease Agreement dated as of November 19, 2010, as amended by that certain First Amendment to Lease dated as of August 12, 2011, as further amended by that certain Second Amendment to Lease dated as of August 28, 2012, as further amended by that certain Third Amendment to Lease dated as of February 28, 2013, and as further amended by that certain Fourth Amendment to Lease dated as of June 28, 2016 (the “Fourth Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 22,064 rentable square feet (the “Existing Premises”), located in that certain real property located at 219 Terry Avenue North, Seattle, Washington (“Building”). The Existing Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.

Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) reduce the size of the Premises by surrendering a portion of the second floor of the Building, consisting of approximately 7,194 rentable square feet, as more particularly described on Exhibit A attached hereto (the “Surrender Premises”), and (ii) terminate the Base Term of the Lease with respect to the Surrender Premises on the Surrender Premises Termination Date.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Vacating of Surrender Premises. The Lease with respect to the Surrender Premises shall terminate as provided for in the Lease on the Surrender Premises Termination Date. As used herein, the “Surrender Premises Termination Date” shall mean the date that is 1 day after the mutual execution and delivery of this Fifth Amendment. Nothing herein shall excuse Landlord or Tenant from its obligations under the Lease with respect to the Surrender Premises prior to the Surrender Premises Termination Date. Tenant shall remove Tenant’s personal property from the Surrender Premises by the Surrender Premises Termination Date. Any other personal property remaining in the Surrender Premises after the Surrender Premises Termination Date shall be deemed the property of Landlord, unless otherwise agreed by Landlord and Tenant.

From and after the Surrender Premises Termination Date, Tenant shall have no further rights of any kind with respect to the Surrender Premises (except as otherwise expressly provided in Section 5 below). Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Surrender Premises and termination of the Lease with respect to the Surrender Premises.

2.	Definition of Premises. Commencing on the date that is 1 day after the Surrender Premises Termination Date, the defined term “Premises” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 14,870 rentable square feet, consisting of (i) approximately 9,390 rentable square feet consisting of the entire top floor of the Building, (ii) approximately 1,850 rentable square feet located on the second floor of the building, and (iii) approximately 3,630 rentable square feet located in the basement of the Building, all as determined by Landlord, as shown on Exhibit A.”

Commencing on the date that is 1 day after the Surrender Premises Termination Date, Exhibit A to the Lease shall automatically be amended to delete the Surrender Premises as shown on Exhibit A attached to this Fifth Amendment.

3.	Base Rent. Notwithstanding anything to the contrary contained herein, Tenant shall continue to pay Base Rent for the entire Premises (including the Surrender Premises) as provided under the Lease through the Surrender Premises Termination Date. Commencing on the day that is 1 day after the Surrender Premises Termination Date, Tenant shall not be required to pay Base Rent with respect to the Surrender Premises. For the avoidance of doubt, Tenant shall continue to pay Base Rent with respect to the Premises (excluding the Surrender Premises) through the Term of the Lease.

4.	Tenant’s Share of Operating Expenses. Commencing on the day that is 1 day after Surrender Premises Termination Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 48.2%”

5.	Right to Expand. Except as otherwise provided for in this Section 5, Tenant shall continue to have the right to expand the Premises to include any Available Space in the Project pursuant to Section 39 of the Lease (Right to Expand). Notwithstanding anything to the contrary contained in the Lease, Tenant acknowledges and agrees that Landlord shall have the right to enter into a new lease with a third party (other than Tenant) with respect to the (i) Surrender Premises, (ii) approximately 8,398 rentable square feet on the 1st floor of the Building and (iii) approximately 243 rentable square feet in the basement of the Building (collectively “Exempt Premises”), and Tenant hereby waives its Expansion Right under Section 39 of the Lease with respect to the Exempt Premises until such Exempt Premises become Available Space as provided for in Section 39.

Notwithstanding anything to the contrary contained herein or in the Fourth Amendment, Tenant shall have the right, subject to the terms of this Section 5, to exercise its Expansion Right provided that Tenant is occupying not less than 75% of the then-existing Premises at the time Tenant exercises such Expansion Right pursuant to Section 39.

6.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fifth Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fifth Amendment.

7.	OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control )“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

8.	Miscellaneous.

a.

This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.

This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.

This Fifth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Fifth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.

Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail. Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

e.          Landlord and Tenant intend to be bound by this Fifth Amendment and to deliver notarized signatures to this Fifth Amendment, but are unable to deliver notarized signatures due to the Stay Home-Stay Healthy Proclamation by the Governor of the State of Washington, Proclamation 20 - 25. Landlord and Tenant are delivering signatures without notary, with the intent to be fully bound by this Fifth Amendment and will, as soon as reasonably possible, deliver notarized signatures for this Fifth Amendment. Landlord and Tenant each acknowledge that the other party intends to rely on the statements in this Fifth Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.

TENANT:

KINETA, INC.,
a Washington corporation

By:	/s/ Craig W. Philips
Its:	President

LANDLORD:

ARE-SEATTLE NO. 17, LLC,
a Delaware limited liability company

By	ALEXANDRIA REAL ESTATE EQUITIES, LP., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

By:	/s/ Jackie Clem
Its:	Senior Vice President, RE Legal Affairs

TENANT’S ACKNOWLEDGMENT

STATE OF	Washington

ss.

COUNTY OF	King

On this 1st day of July, 2020, before me personally appeared Craig W. Philips to me known to be the President of Kineta, Inc., a Washington corporation, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Pauline Kenny
(Signature of Notary)

Pauline Kenny
(Legibly Print or Stamp Name of Notary)

Notary Public in and for the State of	Washington	,

residing at	Bellevue, Washington

My appointment expires March 28, 2021

LANDLORD’S ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
) §
County of	)

On June 30, 2020, before me, S. Bates, a Notary Public, personally appeared Jackie Clem who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ S. Bates
Signature of Notary

(Affix seal here)

EXHIBIT A

Surrender Premises

Floor 2. Crosshatched is the Surrender Premises.